PROSPECTUS and PROSPECTUS SUPPLEMENT, each Dated April 6, 2020	PRICING SUPPLEMENT NO. 18 Dated January 4, 2022 Registration Statement No. 333-237579 Filed Pursuant to Rule 424(b)(2)

U.S. $11,900,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$500,000,000 1.700% Fixed Rate Senior Notes Due January 11, 2027

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EWA3 / US24422EWA36

Date of Issue:	January 10, 2022

Maturity Date:	January 11, 2027

Principal Amount:	$500,000,000

Price to Public:	99.943% plus accrued interest, if any, from January 10, 2022

Interest Payment Dates:	Semi-annually on January 11 and July 11, commencing on July 11, 2022 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.700% per annum

Redemption Provisions:	None

Plan of Distribution:
	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$106,250,000
	J.P. Morgan Securities LLC	$106,250,000
	RBC Capital Markets, LLC	$106,250,000
	TD Securities (USA) LLC	$106,250,000
	Academy Securities, Inc.	$15,000,000
	BNP Paribas Securities Corp.	$15,000,000
	Loop Capital Markets LLC	$15,000,000
	R. Seelaus & Co., LLC	$15,000,000
	SMBC Nikko Securities America, Inc.	$15,000,000
	Total	$500,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.593% plus accrued interest, if any, from January 10, 2022.